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                                                                    EXHIBIT 99.1

Empire Resources Inc.
One Parker Plaza
Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

            EMPIRE RESOURCES ANNOUNCES RESULTS AND DECLARES DIVIDEND
                           FOR FIRST QUARTER OF 2004

         FORT LEE, NJ, March 23, 2004- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income of $3,544,000 for 2003, compared to net income of $2,370,000 for 2002, an increase of 49.5% over the prior year's results. Net income increased to $0.37 per share on a fully diluted basis, as compared to net income in 2002 of $0.23 per share on a fully diluted basis. The Company reported a 16.2% increase in revenues from $158,738,000 in 2002 to $184,416,000 in 2003, as well as a 19.7%
increase in gross profit from $11,024,000 million in 2002 to $13,194,000 in 2003.

         Empire Resources, Inc. also announced that its Board of Directors has declared a cash dividend of $0.04 per share. The dividend is payable April 19, 2004 to stockholders of record at the close of business on April 5, 2004. The Board of Directors intends to review its dividend policy on a quarterly basis and a determination by the Board of Directors will be made subject to profitability, free cash flow and other requirements of the business.

         Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia and New Zealand. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's registration statements and periodic reports filed with the Securities & Exchange Commission

Contact:
William Spier
212 759-3287 (ext. 101)
wspier@empireresources.com



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                                 (Table Follows)



Condensed Consolidated Statements of Income
In thousands, except per share amounts

                                                          Year Ended December 31,
                                                  ------------------------------------
                                                     2003         2002          2001
                                                  ---------    ---------      --------
Net sales                                         $184,416      $158,738      $143,235
Cost of goods sold                                 171,222       147,714       133,862
                                                   -------       -------      --------

Gross profit                                        13,194        11,024         9,373
Selling, general and administrative expenses         6,419         6,032         5,290
                                                   -------       -------      --------

Operating income                                     6,775         4,992         4,083
Interest expense                                     1,013         1,046         2,032
                                                   -------       -------      --------

Income before income taxes                           5,762         3,946         2,051
Income taxes                                         2,218         1,576           755
                                                   -------       -------      --------
Net income                                         $ 3,544       $ 2,370      $  1,296
                                                   =======       =======      ========
Weighted average shares outstanding:
     Basic                                           9,466        10,049        10,956
                                                     =====        ======        ======

     Diluted                                         9,702        10,189        11,091
                                                     =====        ======        ======

Earnings per share:
     Basic                                            $.37          $.24          $.12
                                                      ====          ====          ====

     Diluted                                          $.37          $.23          $.12
                                                      ====          ====          ====